Exhibit 10.28

GUARANTY

WHEREAS, Seminole Electric Cooperative, Inc., a Florida corporation (hereinafter referred to as “Purchaser”) and Webster County Coal, LLC, a Delaware limited liability company, White County Coal, LLC, a Delaware limited liability company, and Alliance Coal, LLC, for itself and as agent for Webster County Coal, LLC and White County Coal, LLC, (hereinafter collectively referred to as “Seller”) entered into that certain Restated and Amended Coal Supply Agreement, effective February 1, 1986, as amended (hereinafter referred to as the “Existing Agreement”) and entered into that certain New Coal Supply Agreement, effective September 1, 2005, (hereinafter referred to as the “New Agreement”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Alliance Coal, LLC, its successors and assigns, does hereby unconditionally and irrevocably guaranty to Purchaser, and its successors and assigns, the full and timely performance by Seller under said Existing Agreement and said New Agreement.

The effective date of this Guaranty shall be the earlier of (i) the date on which Purchaser has acquired the legal title or the trust beneficial interest in Unit 2 of the Seminole Generating Station near Palatka, Florida; or (ii) January 1, 2011.

This Guaranty shall not modify, amend or otherwise change the obligation of MAPCO, Inc. pursuant to the terms and conditions of the Guaranty executed by MAPCO, Inc. on or about February 1, 1986.

Executed this 25 day of October, 2005, but made effective as provided for above.

Alliance Coal, LLC

By:	/s/ Gary J. Rathburn
Name:	Gary J. Rathburn
Title:	Senior Vice President-Marketing